QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.7

[LOGO]

Via Federal Express
June 3, 2005
Wayne Mackie
231 Country Drive
Weston, MA 02493

Dear Wayne:

        I am pleased to confirm CRA International's (CRA) offer of employment to join our Boston, MA office as Vice President and Chief Financial Officer with all the duties and responsibilities related to such position on the following terms:

  •
  Salary, payable twice a month at a rate equal to $250,000 per year.

  •
  Signing Bonus—Assuming a July 1, 2005 start date, you will be paid a signing bonus of $205,000. If you terminate your employment voluntarily within the first three years of your employment, you agree to return (within seven (7) business days from the effective date of your termination) to CRA a portion of the signing bonus, pro-rated in accordance with the percentage of the three-year service period that will not be completed (e.g., if you leave after two years, you agree to repay one third of the signing bonus to CRA).

  •
  Year-end Bonus—You are eligible for CRA's bonus plan for Officers, in accordance with CRA's compensation system. Your target cash bonus is $200,000, half of which will be based on personal performance and half on corporate performance. Bonuses are discretionary and are based on company, practice, and personal performance. Bonuses will be in the form of cash and/or stock, payable based on the results of CRA's fiscal year, as determined after the end of the fiscal year. The fiscal year ends this year on November 26, 2005. The Company sets aside a bonus pool based on corporate profitability; the bonuses are allocated based on assessments of contribution of individuals to corporate success. At the end of each year, the Board Compensation Committee approves total cash compensation for each officer, based on corporate profitability and the officer's contribution to corporate profitability. The annual bonus is the difference between total compensation and salary paid over the course of the year. Payment is dependent on being employed by CRA, and not under termination notice on the day of payment. There is no entitlement to payment if your employment ends part way through a fiscal year. Bonus awards are paid after the end of the fiscal year and after receivables for the year are substantially paid.

  •
  Stock Options—Subject to approval of the Board Compensation Committee (which has already approved this grant informally), you will be awarded options on 25,000 shares of CRA stock at a strike price set as of the date of the actual formal Compensation Committee approval. The options will vest in four equal annual installments, have a ten-year exercise period and have an exercise price equal to the market price on the date of award. In connection with equity participation, we require all officers to sign a non-solicitation and non-hire agreement at the time of award. I have enclosed a copy of this agreement as Exhibit A. In addition, there is a one-year, post-termination non-compete provision that takes effect only if and when the options are exercised. The provisions of this paragraph and the terms of Exhibit A shall survive the termination of this Agreement and/or the termination of your employment.

John Hancock Tower 200 Clarendon Street, T-33 Boston, Massachusetts 02116-5092
617-425-3000 Fax 617-425-3132

  •
  Retirement Plan Benefits—you will be entitled to the following retirement benefits:

  •
  401(k) Savings—You may defer up to 100 percent of your compensation each pay period as a salary reduction contribution (up to an annual maximum dollar limit established by the IRS each year) on a pre-tax basis.

  •
  401(k) Match Contribution—The Company provides a discretionary matching contribution in the amount of 50% of the first 6% of your elective 401(k) deferrals. The employer match contribution will be funded each pay period and is 100% vested.

  •
  Profit Sharing Contribution—After you complete 6 months of service, you will be eligible for a discretionary profit sharing contribution made to the retirement plan on your behalf. The company contribution is voted on by CRA's Board of Directors and funded on an annual basis. You must be employed on the last day of the plan year in order to be eligible for a contribution for any given fiscal year. The profit sharing contribution is based on percentage of total compensation (up to maximum limits established by the IRS each year). Benefits vest over a period of five years.

  •
  Benefits—You will receive CRA Officer benefits and standard employee benefits, which include 4 weeks vacation, holidays, sick leave, life insurance, short-term disability, long-term disability, Company-paid standard group medical coverage for individual or family, as appropriate, and Company-paid parking or public transportation passes.

  •
  Executive Supplement of Group Medical Coverage—Vice Presidents are provided with an Executive supplement to your group medical coverage, covering all eligible medical/dental expenses not insured by your group medical plan, up to $5,000 per occurrence per year, subject to a maximum of $50,000 per year for all claims.

  •
  Severance During the First 18 Months Other Than For Cause or Change of Control—Only if CRA terminates your employment without cause before you have completed the first 18 consecutive months of service from your start date, and which termination is not a result of a change of control as defined below, you will be entitled to received as liquidated damages and not as a penalty, an amount equal to a bonus for the pro-rated portion of the period you have worked computed at the target bonus amount, one year's salary, and continuation of the standard employee health insurance for one year post-termination.

  •
  Employment At Will—You are an "at will" employee of CRA and your employment with CRA may be terminated upon four (4) weeks prior written notice of termination of your employment for any or no reason whatsoever, or if CRA serves such notice, CRA may pay you four (4) weeks base salary in lieu of notice; provided, however, in the event CRA terminates your employment for "cause", CRA may terminate your employment immediately upon written notice of termination without any payment of any amounts other than accrued and unpaid compensation.

  •
  Termination in the Event of Change of Control—If your employment is terminated as a result of change of control, you will receive a performance bonus of your target bonus for the year, prorated for length of service, and a lump sum bonus equal to one year's salary; in addition, the vesting of all stock options that have been awarded to you will be immediately accelerated. The definition of "change of control" is attached hereto as Rider A attached hereto.

  •
  You acknowledge that any severance payments made to you are, in part, in consideration of your continuing obligations under this agreement following the termination of your employment with CRA for any reason.

  •
  Inventions, Confidentiality, and Publications—You acknowledge and understand that as an employee of CRA you will be exposed to a significant amount of confidential information

2

    concerning business methods, operations and Clients, that such information may be retained by you in tangible form or simply retained in your memory, and that the protection of CRA's exclusive rights to such confidential information and trade secrets can best be ensured by means of a restriction on your activities during your employment with CRA and after termination of employment. Therefore, you agree to be bound by CRA's standard Invention, Confidentiality, and Publication Agreement, a copy of which is attached hereto as Exhibit B. The provisions of this paragraph and the terms of Exhibit B shall survive the termination of this Agreement and/or the termination of your employment.

  •
  CRA Policies and Procedures—You acknowledge and understand that as an employee of CRA you will be required to comply with all laws and regulations, as well as CRA rules, policies, and procedures as may be in effect from time to time, including, but not limited to, policies governing discrimination, harassment, email and internet use, and securities trading.

  •
  Other Agreements—You represent that execution of this Agreement and your performance of all the terms of this Agreement and the performance of your duties as an employee of CRA do not and will not breach any agreement with any prior employer or other party to which you are a party (including without limitation any nondisclosure or non-competition agreement).

  •
  Governing Law—This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts. CRA and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

  •
  You will abide by all professional, ethical, and CRA requirements, rules, laws, policies and practices, including, (i) without limitation, CRA's Code of Business Conduct and Ethics and (ii) including without limitation CRA's policy regarding service on outside Board of Directors or Trustees.

  •
  Upon termination of your employment for any reason, you will cooperate with CRA in all matters relating to the completion of pending work on behalf of CRA and the orderly transfer of work to others as directed at CRA.

  •
  Entire Agreement—This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitute the entire agreement with respect of the subject matter covered by this Agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        Based on my understanding of your expectations and career aspirations, I believe that CRA can offer you a warm and stimulating environment to grow professionally and contribute to the growth of our firm.

        If this offer is acceptable to you, please sign one original of this letter and return to us as soon as possible, but, in any event, no later than June 7, 2005.

        This offer is contingent upon the satisfactory completion of reference and background checks, the latter conducted by Pinkerton Consulting and Investigations. This is a standard procedure required by our Board for all senior hires.

3

        My colleagues and I are excited about the prospect of your joining us.

Sincerely yours,
CRA INTERNATIONAL, INC.
/s/ JAMES C. BURROWS
James C. Burrows President and CEO
JCB/cdb
Enclosures
/s/ WAYNE D. MACKIE Wayne D. Mackie
June 7, 2005 Date

4

Exhibit A

CRA International, Inc.
NON-SOLICIT/NON-HIRE AGREEMENT

        This NON-SOLICIT/NON-HIRE Agreement is made as of June 3, 2005, by and between CRA International, Inc., a Massachusetts corporation ("CRA"), and Wayne Mackie. For the purposes of this Agreement, the "Company" shall mean CRA and all affiliates of CRA who provide economic, financial or business consulting services, including subsidiaries and joint ventures providing such services, as well as any other parties controlling, controlled by, or under common control with CRA to provide such services.

        In consideration of your equity participation in CRA, as outlined in our offer letter to you dated June 3, 2005, you agree that, for one year after the date of termination of your employment by CRA:

  (a)
  you shall not directly or indirectly solicit, induce, attempt to hire, or hire any employee or consultant of the Company (or any other person who may have been employed or retained by the Company during the 12-month period prior to your date of termination), or assist in such hiring by any other person or business entity or encourage any such employee or consultant to terminate his or her employment or retention with the Company;

  (b)
  you shall not directly or indirectly solicit, divert or take away, or attempt to divert or take away, from the Company the business or patronage of (i) any persons or entities who were clients or accounts of the Company while you were employed by the Company or (ii) any prospective clients or accounts of the Company which the Company or any of its employees or consultants had held substantive discussions with or submitted a proposal to while you were employed by the Company. The restrictions of this paragraph (b) shall (x) not apply with respect to clients, if any, who you can demonstrate were your active clients prior to your employment by the Company and shall (y) not limit you from soliciting business directly or indirectly from any Client in a line of business that the Company has affirmatively discontinued.

        BY SIGNING THIS AGREEMENT BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT YOU AGREE TO ALL OF ITS TERMS.

Accepted:
CRA International, Inc.
By:
Its:

Exhibit B

CRA International, Inc.
Employee's Invention, Confidentiality, and Publication Agreement

Employee's Name:
Practice/Department:

        In consideration of my employment by CRA International, Inc. (CRA), I agree with CRA as follows:

I. Purpose of This Agreement

        This Agreement represents CRA's and my effort to express in plain terms our rights and obligations concerning confidential information belonging to CRA or its clients, and concerning publications and work product produced during my term of employment with CRA.

        The terms of this Agreement are the result of extensive consultation between CRA and representatives of the interests of its employees. As a result, CRA and I agree that there shall be no presumption that this Agreement should be strictly construed against either CRA or me.

II. Confidential Information

        I recognize that my relationship with CRA is one of trust and confidence and that during the period of my employment with CRA I may acquire knowledge of, or have access to, confidential information belonging to CRA or its clients. I agree not to disclose confidential information to anyone outside of CRA, either during or subsequent to my employment at CRA, subject to the exceptions enumerated below.

  For purposes of this Agreement, CRA and I agree that "confidential information" shall mean CRA's or a client's confidential, business and proprietary information, which shall include, but not be limited to, technical data and know-how, as well as information relating to research, products, software, models, services, development, inventions, personnel, clients, projects, engagements, proposals, contact lists, processes, engineering, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees, business opportunities, and other related confidential and proprietary information, in any form presented or revealed.

        I understand that confidential information includes the above types of information however provided or revealed to me, whether or not I have been specifically notified of such designation, and also includes other types of generic classes of information that CRA or a CRA client has notified me are considered confidential. In such cases, I understand that such written notification may include CRA's written Policies and Procedures as well as written notices directed to me personally. For purposes of this Agreement, CRA also includes all of its subsidiaries.

        CRA agrees that my obligation not to disclose confidential information is subject to the following exceptions: 1) any information that is generally known or available to the public or that has been disclosed to the public in connection with a patent or copyright registration; 2) any information that CRA or a CRA client has disclosed to a third party, where the effect of such disclosure is to make the information public; 3) any information that CRA has authorized me to disclose by means of a letter addressed to me and signed by CRA's President or Executive Vice President; 4) any information belonging to CRA that CRA has requested me to disclose in the course of my work for CRA; and 5) any information belonging to a CRA client, including CRA work product, that the client has specifically designated nonconfidential or of which the client has specifically authorized disclosure.

III. Inventions, Patents, and Copyrights

        I agree to communicate and assign to CRA, or its clients if CRA so requests, all inventions that I may make during my term of employment with CRA, whether conceived during or outside of CRA's normal working hours. CRA and I agree, however, that this obligation shall apply only to inventions made or conceived by me in the course of or arising out of or suggested by my work for CRA or out of my use of CRA's data or facilities. For purposes of this agreement, CRA and I agree that "Invention" shall be defined as follows:

        "Any invention, potentially patentable idea, discovery, or improvement, whether or not patentable and whether or not reduced to writing or to practice."

        If requested to do so by CRA, whether during or subsequent to my employment, I agree to do whatever is reasonably required to take out patents on inventions assignable to CRA under this Agreement, and to assign all such patents and applications relating to them to CRA or to persons or firms designated by CRA. While employed by CRA I agree to keep and promptly make available to CRA records of the type required to obtain patents.

        If requested to do so by CRA, whether during or subsequent to my employment, I agree to do whatever is reasonably required to assist CRA in obtaining copyrights on written work created by me in the course of or arising out of my work for CRA.

        CRA agrees to pay all costs of procuring patents or copyrights and making assignments of them, when such patents or copyrights are applied for at CRA's request. Since my obligations to CRA will continue after I have left CRA, CRA agrees to pay for actual out of pocket costs incurred in order to comply with this Section III of the Agreement.

IV. Employee's Publications

        CRA wishes to encourage its employees to advance themselves in their professions through publication of professional works, but also wishes to protect its rights under this Agreement with respect to confidential information and employees' work product. I understand that the substance and quality of my publications, including publications not sponsored by CRA, may affect the reputation and business interests of CRA and the professional reputations of my colleagues. I understand that the substance and quality of my publications is one criterion upon which my continuing performance as a CRA employee may be evaluated.

        I agree, therefore, during my term of employment with CRA to notify CRA's President in writing prior to submitting any work of mine for publication or to agreeing to have my name used in connection with any publication. If at the time that I sign this agreement I have agreed to publish any work or to have my name used in connection with any publication that will appear in the future, I agree to describe any such agreements in a signed letter to CRA's President, a copy of which is attached to this agreement.

        I further agree after leaving CRA not to use CRA's name or logo (or any similar derivation) in connection with any publication of my work unless specifically authorized to do so by a letter signed by CRA's President or Executive Vice President.

        I understand that nothing in this Section modifies my obligation, under other Sections of this Agreement, not to disclose confidential information.

V. Termination Provisions

        If I cease to be employed by CRA, I agree to return promptly any confidential information, including computer programs, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to CRA or its clients. I understand that this obligation includes the obligation upon termination to turn over to CRA complete and current records of the type required to obtain patents on inventions assignable to CRA under this Agreement.

        If requested to do so by CRA, I agree to sign a Termination Certification which states that I have complied with the requirement of the preceding paragraph and which also states that I am aware that certain restrictions imposed upon me in my Invention, Confidentiality, and Publication Agreement with CRA continue after termination of my employment. I understand, however, that my and CRA's rights and obligations under this Agreement will continue even if I do not sign a Termination Certification.

VI. Other Legal Provisions

A.
To avoid any subsequent misunderstanding about this Agreement, CRA and I agree that it is supplemental of and in addition to any other agreements signed between me and CRA, and shall not be construed to limit or restrict any other obligations or restrictions upon me relating to the subject matter herein. I also agree that subsequent modifications of this Agreement will not be effective unless they are in writing and signed by both me and the President or Executive Vice President of CRA.

B.
CRA and I agree that this Agreement will bind any successors in interest to either of us, including, for example, successors, heirs, assignees, executors, and administrators.

C.
If any court or administrative agency determines that part of this Agreement cannot be enforced, CRA and I agree that such terms may be modified by such entity to the extent necessary to become enforceable. The remaining terms shall of the Agreement will remain in force. In addition, we agree that my confidentiality obligations under this Agreement are separate and independent from CRA's obligations to me under this or any other agreement.

D.
If CRA ever claims that I have violated or am about to violate my confidentiality obligations with respect to any confidential information, I agree that I will have the burden of proving that the relevant information is not confidential information (as defined in Section II of this Agreement). In addition to any other rights, CRA may obtain an injunction to prevent me from disclosing that information, since it is agreed that money damages alone would not provide adequate compensation to CRA for a breach or threatened breach.

E.
CRA's failure to enforce any violation of this Agreement shall not be a waiver of CRA's right to seek enforcement of any future violation or be construed that such failure waives CRA's rights to seek any subsequent similar breach of the Agreement.

F.
CRA AND I EACH IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT.

G.
CRA and I agree that this Agreement will be governed and interpreted according to Massachusetts law and that it will have the effect of a sealed instrument. I agree that any action to enforce the terms of the Agreement shall be held in a court situated in the Suffolk County, Massachusetts.

        I HAVE READ THIS AGREEMENT, AND I UNDERSTAND IT.
CRA International, Inc.

Cynthia D. Butler Vice President, Human Resources	Employee Name (Print)
Employee Signature

Rider A

Definition of Change in Control of the Company

        For purposes of this letter, a "change in Control of the company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the company in which CRA (hereinafter "the Company") is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger or consolidation in which the holders of the company's Common Stock immediately prior to the merger or consolidation have more than 50% of the combined voting power of the continuing or surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the company shall approve any plan or proposal for complete liquidation or dissolution of the company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) (other than the company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, or (iv) during any year, individuals who at the beginning of such year constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the year.

QuickLinks

  Exhibit 10.7